August 3, 2011
GEEKNET ANNOUNCES SECOND QUARTER FINANCIAL RESULTS
REVENUE INCREASES 31% IN SECOND QUARTER TO $20.1 MILLION, HIGHLIGHTED BY 36% GROWTH IN THINKGEEK REVENUE AND 22% GROWTH IN MEDIA REVENUE

FAIRFAX, Va., Aug. 3, 2011 (GLOBE NEWSWIRE) -- Geeknet, Inc. (Nasdaq:GKNT), the online network for the global geek community, today announced financial results for the quarter ended June 30, 2011.

Total revenue for the second quarter of 2011 was $20.1 million compared to $15.3 million of revenue for the second quarter of 2010. Net loss for the second quarter of 2011 was $2.1 million or $0.34 per diluted share compared to net loss of $2.5 million or $0.42 per share, for the same period a year ago. Adjusted EBITDA for the second quarter of 2011 was a loss of $457,000, compared to an adjusted EBITDA loss of $1.3 million for the same period a year ago. A reconciliation of net income as reported to adjusted EBITDA is included in this release.

Second Quarter Highlights:

•
ThinkGeek e-commerce revenue increased 36 percent to $14.3 million for the second quarter of 2011, compared to $10.6 million for the second quarter of 2010. Orders shipped increased by 42 percent in the second quarter of 2011 as compared with the same period last year.

•	Media revenue increased 22 percent to $5.8 million for the second quarter of 2011, compared to $4.7 million for the second quarter of 2010.
•	Total cash and investments at the end of second quarter 2011 was $24.9 million.

"We are beginning to realize the benefits of our focus on driving toward profitable growth in 2011, as both our ThinkGeek and Media businesses delivered strong revenue growth in the second quarter," said Ken Langone, Executive Chairman, Geeknet. "In the past year, we have made numerous changes at the company designed to better focus our strategy to grow revenue and create operational efficiencies that can drive bottom line improvements. From moving our headquarters to hiring new key executives, we have moved quickly but methodically and I believe the results are demonstrating the successful execution of our vision. With our Media business delivering its highest revenue quarter and the big holiday season ahead of ThinkGeek, we remain focused on delivering profitable growth in 2011."

Supplemental schedules of the Company's quarterly statements of operations and operational statistics are available on the Company's web site at geek.net/cyresults.

A conference call and audio webcast will be held at 2:00 p.m. ET on August 3, 2011 and may be accessed by calling (877) 348-9353 or (253) 237-1159 outside the U.S., or by visiting geek.net/investors. An audio replay will be available between 9:30 p.m. ET on August 3, 2011 and 11:59 p.m. ET on August 17, 2011 by calling (800) 642-1687 or (706) 645-9291, with Conference ID 78111080.

Use of Non-GAAP Financial Measures

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, we also report adjusted EBITDA.  Adjusted EBITDA should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.  We believe that adjusted EBITDA provides useful information to both management and investors and is an additional measurement which may be used to evaluate our operating performance.  Our management and Board of Directors use adjusted EBITDA as part of their reporting and planning process and it is the primary measure we use to evaluate our operating performance.  In addition, we have historically reported adjusted EBITDA to the investment community.  We also believe that the financial analysts who regularly follow and report on us and the business sector in which we compete use adjusted EBITDA to prepare their financial performance estimates to measure our performance against other sector participants and to project our future financial results.

We define adjusted EBITDA as net loss which is adjusted for interest and other income (expense) net and income taxes as well as stock-based compensation, gain on sale of assets, restructuring charges and depreciation and amortization.  The method we use to produce adjusted EBITDA is not computed according to GAAP, is likely to differ from the methods used by other companies and should not be regarded as a substitute for results prepared in accordance with accounting principles generally accepted in the United States. Adjusted EBITDA, as we compute it, excludes certain expenses that we believe are not indicative of our core operating results, as well as income taxes, stock-based compensation and depreciation and amortization.  We consider our core operating results to include revenue recorded in a particular period and the related expenses that are intended to directly drive operating income during that period.

The EBITDA calculation excludes interest, income taxes and depreciation and amortization by its nature.  In addition, when we compute adjusted EBITDA we exclude stock-based compensation, gain on sale of assets, restructuring charges and other amounts included in the Interest income and other income (expense) net caption, as we believe that these amounts represent income and expenses that are not directly related to our core operations.  Although some of the items may recur on a regular basis, management does not consider activities associated with these items as core to its operations.  With respect to stock-based compensation, we recognize expenses associated with stock-based compensation that require management to make assumptions about our common stock, such as expected future stock price volatility, the anticipated duration of outstanding stock options and awards and the rate at which we recognize the corresponding stock-based compensation expense over the course of future fiscal periods.  While other forms of expenses (such as cash compensation, inventory costs and real estate costs) are reasonably correlated to our underlying business and such costs are incurred principally or wholly in the particular fiscal period being reported, stock-based compensation expense is not reasonably correlated to the particular fiscal period in question, but rather is based on expected future events that have no relationship (and in certain instances, an inverse relationship) with how well we currently operate our business. Gain on sale of assets is excluded from adjusted EBITDA because such activities is not representative of our core operations. Restructuring costs are excluded from adjusted EBITDA because they represent non-cash charges which are not representative of our core operations.

About Geeknet, Inc.

Geeknet is the online network for the global geek community. Our sites include SourceForge, Slashdot, ThinkGeek, and freshmeat. We serve an audience of over 53 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.

The Geeknet, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7330

(*June 2011 Unique Visitors 52.9M. Source: Google Analytics and Omniture)

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, and freshmeat are trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations, and involve risks and uncertainties. Forward-looking statements contained herein include statements regarding potential profitability and the growth prospects for our online media and e-commerce businesses.  Actual results may differ materially from those expressed or implied in such forward-looking statements due to various factors, including: success in designing and offering innovative online advertising programs; decreases or delays in online advertising spending, especially in light of current macroeconomic challenges and uncertainty; our effectiveness at planning and managing our e-commerce inventory; our ability to achieve and sustain higher levels of revenue; our ability to protect and defend our intellectual property rights; rapid technological and market change; unforeseen expenses that we may incur in future quarters; and competition with, and pricing pressures from larger and/or more established competitors.  Investors should consult our filings with the Securities and Exchange Commission, sec.gov, including the risk factors section of our Annual Report on Form 10-K for the year ended December 31, 2010, for further information regarding these and other risks of our business. All forward-looking statements included in this press release are based upon information available to us as of the date hereof, and we do not assume any obligations to update such statements or the reasons why actual results could differ materially from those projected in such statements.

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	Three Months Ended June		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:
ThinkGeek revenue	$14,319	$10,558	$29,524	$20,942
Media revenue	5,751	4,716	10,462	9,011
Revenue	20,070	15,274	39,986	29,953
Cost of revenue:
ThinkGeek cost of revenue	13,209	8,792	26,843	17,610
Media cost of revenue	1,459	1,795	2,805	3,576
Cost of revenue	14,668	10,587	29,648	21,186
Gross margin	5,402	4,687	10,338	8,767
Operating expenses:
Sales and marketing	3,302	3,551	6,669	6,713
Research and development	1,309	1,613	2,286	3,143
General and administrative	2,927	2,049	5,899	4,173
Amortization of intangible assets	20	93	41	184
Restructuring	--	(101)	--	(101)
Total operating expenses	7,558	7,205	14,895	14,112
Loss from continuing operations	(2,156)	(2,518)	(4,557)	(5,345)
Interest and other income (expense), net	15	22	7	27
Loss from continuing operations before income taxes	(2,141)	(2,496)	(4,550)	(5,318)
Income tax benefit	--	(12)	(23)	(13)
Loss from continuing operations	(2,141)	(2,484)	(4,527)	(5,305)
Loss from discontinued operations	--	(22)	--	(22)
Net loss	$(2,141)	$(2,506)	$(4,527)	$(5,327)

Loss per share from continuing operations:
Basic and diluted	$(0.34)	$(0.42)	$(0.72)	$(0.88)
Loss per share from discontinued operations:
Basic and diluted	$--	$--	$--	$--
Net loss per share:
Basic and diluted	$(0.34)	$(0.42)	$(0.72)	$(0.88)

Shares used in per share calculations:
Basic and diluted	6,306	6,029	6,294	6,021

Reconciliation of net loss as reported to adjusted EBITDA loss:

Net loss - as reported	$(2,141)	$(2,506)	$(4,527)	$(5,327)
Reconciling items:
Interest and other income (expense), net	(15)	(22)	(7)	(27)
Income tax benefit	--	(12)	(23)	(13)
Stock-based compensation expense included in COGS	79	76	123	157
Stock-based compensation expense included in Op Ex.	1,105	675	1,790	1,273
Restructuring	--	(101)	--	(101)
Depreciation and amortization	515	561	1,056	1,089
Adjusted EBITDA loss	$(457)	$(1,329)	$(1,588)	$(2,949)

GEEKNET, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(unaudited)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$24,923	$35,333
Short-term investments	8	8
Accounts receivable, net of allowance of $3 and $0, respectively	6,813	5,078
Inventories	9,311	13,322
Prepaid expenses and other current assets	4,110	2,919
Total current assets	45,165	56,660
Property and equipment, net	5,020	5,114
Other long-term assets	4,916	4,983
Total assets	$55,101	$66,757

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,686	$13,381
Deferred revenue	2,668	1,836
Accrued liabilities and other	1,923	3,591
Total current liabilities	9,277	18,808
Other long-term liabilities	82	77
Total liabilities	9,359	18,885
Commitments and contingencies (Note 11)
Stockholders' equity:
Common stock, $0.001 par value; authorized --- 25,000; issued- 6,426 and 6,365 shares, respectively; outstanding --- 6,331 and 6,273 shares, respectively	6	6
Treasury stock	(811)	(622)
Additional paid-in capital	805,752	803,160
Accumulated other comprehensive income	5	10
Accumulated deficit	(759,210)	(754,682)
Total stockholders' equity	45,742	47,872
Total liabilities and stockholders' equity	$55,101	$66,757

GEEKNET, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Six Months Ended June 30,
	2011	2010

Cash flows from operating activities from operations:

Net Loss	$(4,527)	$(5,327)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,056	1,089
Stock-based compensation expense	1,913	1,430
Provision for bad debts	3	--
Provision for excess and obsolete inventory	221	14
Loss on sale of assets	--	18
Non-cash restructuring expense	--	(101)
Changes in assets and liabilities:
Accounts receivable	(1,738)	(395)
Inventories	3,790	(1,629)
Prepaid expenses and other assets	(1,165)	83
Accounts payable	(8,695)	(844)
Accrued restructuring liabilities	--	(1,137)
Deferred revenue	832	261
Accrued liabilities and other	(1,668)	(1,477)
Other long-term liabilities	4	(9)
Net cash used in operating activities	(9,974)	(8,024)
Cash flows from investing activities from operations:
Change in restricted cash	--	1,000
Purchase of property and equipment	(921)	(3,063)
Purchase of intangible assets	--	(122)
Maturities or sale of marketable securities	--	7,200
Acquistion of a business, net of acquired	--	(1,000)
Net cash (used in) provided by investing activities from operations:	(921)	4,015

Cash flows from financing activities from operations:
Proceeds from issuance of common stock	679	141
Repurchase of common stock	(189)	(98)
Net cash provided by financing activities from operations:	490	43
Effect of exchange rate changes on cash and cash equivalents	(5)	(6)
Net decrease in cash and cash equivalents	(10,410)	(3,972)
Cash and cash equivalents, beginning of period	35,333	28,943
Cash and cash equivalents, end of period	$24,923	$24,971

CONTACT: Investor Relations Contact:

         The Blueshirt Group
         Todd Friedman, todd@blueshirtgroup.com
         Stacie Bosinoff, stacie@blueshirtgroup.com
         Phone: (415) 217-7722